EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103152 and 333-21161 of Shiloh Industries, Inc. on Form S-8 of our reports dated December 21, 2006, relating to the consolidated financial statements and financial statement schedule of Shiloh Industries, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Shiloh Industries, Inc. for the year ended October 31, 2006.

/s/    Deloitte & Touche LLP

Cleveland, Ohio

December 21, 2006